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                                                                EXHIBIT 23.10.10



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 31, 1998, with respect to the financial statements of Rivercrest Apartments Limited Partnership for the year ended December 31, 1997 included in the Prospectus Supplement of AIMCO Properties, L.P., dated March 15, 1999, related to the offer to acquire units of limited partnership interest of Rivercrest Apartments Limited Partnership.


                                                           /s/ ERNST & YOUNG LLP


Greenville, South Carolina
March 9, 1999